EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sillenger Exploration Corp.:

We consent to incorporation by reference in this Registration Statement of Sillenger Exploration Corp. on Form S−8 to be filed with the Commission on or about August 3, 2011, of our Report of Independent Registered Public Accounting Firm dated June 15, 2011 covering the financial statements of Sillenger Exploration Corp. for the year ended February 28, 2011 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the year then ended and the period from February 14, 2007 (Inception) through February 28, 2011.

Signed:  “MSCM LLP”

MSCM LLP

Toronto, Ontario

August 3, 2011